                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               OFFICE DEPOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445

                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS

DATE.........................................    Thursday April 26, 2001
TIME.........................................    10:00 a.m. Local Time
LOCATION.....................................    The Embassy Suites Hotel
                                                 661 NW 53rd Street
                                                 Boca Raton, Florida 33487
                                                 (561) 994-8200

ITEMS OF BUSINESS............................    1.  To elect eleven members of the Board of
                                                     Directors for the term described in this
                                                     proxy statement;
                                                 2.  To ratify our Board's appointment of
                                                     Deloitte & Touche LLP as independent
                                                     public accountants for the term
                                                     described in this proxy statement;
                                                 3.  To consider a proposal from a
                                                     shareholder of the Company described on
                                                     pages 9 to 11 of this Proxy Statement;
                                                     and
                                                 4.  To transact any other business that may
                                                     properly come before the meeting.
RECORD DATE..................................    You must own shares of stock (i.e. be a
                                                  "holder of record") of Office Depot common
                                                   stock as of the close of business on March
                                                   9, 2001 (the "Record Date") to vote at our
                                                   Annual Meeting and any adjournment
                                                   thereof.
ANNUAL REPORT................................    Our 2000 Annual Report is enclosed with
                                                  these Proxy Materials.

                                          By order of the Board of Directors,

                                            /s/ David C. Fannin

                                          David C. Fannin
                                          Executive Vice President, General
                                          Counsel & Corporate Secretary

March 27, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES ELECTRONICALLY USING A TOUCH-TONE TELEPHONE OR THE INTERNET AS EXPLAINED ON THE PROXY CARD.

                               TABLE OF CONTENTS

                                                                PAGE NUMBER
                                                                -----------
PROXY STATEMENT & VOTING....................................          1
     Purposes of the Meeting and Recommendations of our
      Board.................................................          1
     Voting Your Shares.....................................          1
     Changing or Revoking Your Proxy........................          1
     Solicitation of Proxies................................          1
     Shareholders Eligible to Vote at Our Annual Meeting;
      List of Shareholders Available........................          2
     Establishing a Quorum..................................          2
MATTERS TO BE CONSIDERED....................................          3
ELECTION OF DIRECTORS -- ITEM 1.............................          3
     Nominees for Directors of Office Depot.................          3
     Biographical Information...............................          4
DIRECTOR COMPENSATION.......................................          6
COMMITTEES OF OUR BOARD.....................................          7
RATIFICATION OF OUR BOARD'S APPOINTMENT OF INDEPENDENT
  PUBLIC ACCOUNTANTS -- ITEM 2..............................          8
SHAREHOLDER PROPOSAL REGARDING "PERFORMANCE-BASED"
  OPTIONS -- ITEM 3.........................................          9
OFFICE DEPOT'S STATEMENT IN OPPOSITION TO SHAREHOLDER
  PROPOSAL..................................................         10
STOCK OWNERSHIP INFORMATION.................................         12
EXECUTIVE COMPENSATION......................................         15
     Summary Compensation Table.............................         15
     Option Grants in Last Fiscal Year......................         16
     Aggregated Option Exercises in the Last Fiscal Year And
      Fiscal Year-End Option Values.........................         17
CEO COMPENSATION............................................         17
CONTRACTUAL ARRANGEMENT WITH BOARD CHAIRMAN, DAVID I.
  FUENTE....................................................         19
CONTRACTUAL ARRANGEMENT WITH OUR VICE-CHAIRMAN, IRWIN
  HELFORD...................................................         19
EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS...         20
COMPENSATION COMMITTEE REPORT ON 2000 EXECUTIVE
  COMPENSATION..............................................         21
AUDIT COMMITTEE REPORT......................................         25
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....         26
COPIES OF FORM 10-K AVAILABLE...............................         26
SHAREHOLDER PROPOSALS.......................................         26
COMMON STOCK PERFORMANCE GRAPH..............................         27
APPENDIX A -- AUDIT COMMITTEE CHARTER.......................        A-1
APPENDIX B -- FORM OF PROXY CARD............................        B-1

                                PROXY STATEMENT
                                    FOR THE
                     2001 ANNUAL MEETING OF SHAREHOLDERS OF
                               OFFICE DEPOT, INC.

                            2200 OLD GERMANTOWN ROAD
                          DELRAY BEACH, FLORIDA 33445
                            TELEPHONE (561) 438-4800

     This Proxy Statement contains important information about our 2001 Annual Meeting of Shareholders, to be held on April 26, 2001. We are mailing this Proxy Statement and accompanying proxy card to our shareholders on or about March 27, 2001.

     PURPOSES OF THE MEETING. Our Annual Meeting will provide you with an opportunity to vote your shares in connection with important matters outlined in the Notice of this Meeting. We have mailed you these proxy materials in connection with the solicitation of proxies by our Board of Directors (our "Board"). Our Board asks that you authorize your proxy to vote as they recommend.

     VOTING YOUR SHARES. If you cannot attend the Meeting in person, you may vote your shares by proxy: (1) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (2) by voting electronically using a touch-tone telephone (1-800-840-1208); or (3) by using the Internet to vote your shares (www.proxyvoting.com/odp). If your shares are held in "street name" with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 5:00 p.m. Eastern time on April 25, 2001. Also, if you vote by telephone or the Internet, please do NOT return your proxy card by mail.

     OUR BOARD RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES AS DIRECTORS OF THE COMPANY AS DESCRIBED IN ITEM 1, AND THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT ACCOUNTANTS, BUT THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL DESCRIBED IN ITEM 3 BELOW.

     PROXIES. Our Board has appointed certain persons ("proxies") to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxies to vote your shares, but do NOT specify how your shares should be voted, they will vote your shares as our Board recommends. We do not expect that any other matters will be presented for consideration at our Annual Meeting; but if they are, your shares will be voted as our Board recommends, including voting FOR Items 1 and 2 and AGAINST Item 3, unless you withhold authority for proxies to vote on such matters.

     CHANGING OR REVOKING YOUR PROXY. You can change or revoke your proxy at any time before it is exercised, (1) by mailing your request to our Corporate Secretary, David C. Fannin, Legal Department, at our corporate headquarters so that it is received not later than 5:00 p.m., on April 25, 2001, the day prior to our Annual Meeting, (2) by filing a proxy with a later date, or (3) by voting your ballot in person at the Annual Meeting.

     SOLICITATION OF PROXIES. We are soliciting proxies by mail. However, with the help of our officers and employees, we may also solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. In addition, certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the "beneficial owner") may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We have also hired Mellon Investor Services LLC ("MIS") to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay MIS a fee of $12,000 plus reimbursement of their reasonable out-of-pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

     SHAREHOLDERS ELIGIBLE TO VOTE AT OUR ANNUAL MEETING; LIST OF SHAREHOLDERS AVAILABLE. Anyone who owns shares of our common stock as of the close of business on March 9, 2001 (the "Record Date") will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a "holder of record" as of the Record Date. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the location of our Annual Meeting on April 26, 2001 and for ten days prior to the meeting between the hours of 9 a.m. and 4 p.m. Eastern time at our corporate headquarters in Delray Beach, Florida. As of March 9, 2001, there were 297,017,184 shares of common stock issued by Office Depot and owned by shareholders (i.e. excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

     ESTABLISHING A QUORUM. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding shares of our stock must present, either in person or by proxy. Shareholders will be counted as "present" at the meeting: (1) if they attend in person, (2) if they have properly voted by means of the Internet or by telephone, as described on the proxy card, or (3) if they have sent to the Company a properly signed proxy card. Shareholders choosing to abstain from voting and broker "non-votes" will be treated as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker "non-votes" will not be counted as a vote "for" or "against" any matter. However, abstentions will have the same effect as voting "no" or against a matter voted on at our Meeting which requires the affirmative vote of a majority of the shares present and voting. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to any matter to be voted on at the meeting.

                                    * * * *

                  MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

                        ELECTION OF DIRECTORS -- ITEM 1

NOMINEES FOR DIRECTORS OF OFFICE DEPOT

     The Governance & Nominating Committee of our Board has recommended, and our Board has nominated, the following eleven individuals for election as directors at our Annual Meeting, to serve for a term of office that continues from the date and time of their election until our next Annual Meeting of Shareholders, or until their successors are elected and qualified. Our directors are elected by a plurality of the votes cast at the meeting, either in person or by proxy. The eleven nominees for directors who receive the highest number of votes cast at our Meeting will be elected. All of our directors form a single class of directors. Information about these individuals, their business experience and other relevant information is set forth below:

                   Lee A. Ault III                                       James L. Heskett
                  Neil R. Austrian                                       Michael J. Myers
                  Cynthia R. Cohen                                        M. Bruce Nelson
                   David I. Fuente                                     Frank P. Scruggs, Jr.
                  W. Scott Hedrick                                       Peter J. Solomon
                    Irwin Helford

     If any of these nominees should become unable to serve, or otherwise become unavailable for election (for example, if any of them should become ill or incapacitated or should die), the current members of our Board of Directors (by majority vote) may name another person as a substitute nominee. If a substitute nominee is named by our Board, all proxies will be voted for the person so named (unless you specify on your proxy card to withhold voting for such person). Our Board is not required to name a substitute nominee. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy card). In no event will more than eleven directors be elected at our Annual Meeting.

                       YOUR BOARD OF DIRECTORS RECOMMENDS
                    A VOTE FOR ITEM 1 ON YOUR PROXY CARD --
               ELECTION OF ALL NOMINEES LISTED ABOVE AS DIRECTORS

                   BIOGRAPHICAL INFORMATION ON THE CANDIDATES

[LEGEND KEY: 1 = AUDIT COMMITTEE; 2 = COMPENSATION COMMITTEE AND 3 = GOVERNANCE & NOMINATING COMMITTEE]

LEE A. AULT III (1)                                                      AGE: 64

     Mr. Ault has served as a one of our directors since August 1998. He is currently Chairman of the Board of In-Q-Tel, Inc., an information technology company. Mr. Ault served as Chief Executive Officer of Telecredit, Inc., a payment services company, from November 1968 until January 1992. He also was President of Telecredit, Inc. from 1968 until 1983 and Chairman of the Board from 1983 until January 1992. Telecredit, Inc. was merged into Equifax, Inc. in December 1990. Since 1990, Mr. Ault has served as a director of Equifax, Inc. He served as a director of Viking Office Products, Inc. ("Viking") from 1992 until August 1998 when we merged with Viking. He also is a director of American Variable Insurance Series, a private investment management company.

NEIL R. AUSTRIAN (2)                                                     AGE: 61

     Mr. Austrian has served as one of our directors since August 1998. He is currently Chairman of the Board of iWon.com, an Internet portal company. Mr. Austrian served as President and Chief Operating Officer of the National Football League from April 1991 until mid-1999. He was a Managing Director of Dillon, Read & Co. Inc. from October 1987 until March 1991. Mr. Austrian served as a director of Viking from January 1988 until August 1998 when we merged with Viking. He also serves as a director of REFAC Technology Development Corporation, a publicly traded company. He is also a director of Notara, a private Internet software company and WHN, an Internet business-to-business company.

CYNTHIA R. COHEN (2) (3)                                                 AGE: 48

     Ms. Cohen has served as one of our directors since July 1994. She is the President of Strategic Mindshare, a marketing and strategy consulting firm. Prior to founding this firm in 1990, she was a Partner with Deloitte Consulting. Ms. Cohen is a director of The Sports Authority, Inc., a publicly traded company and a director of several privately held companies.

DAVID I. FUENTE                                                          AGE: 55

     Mr. Fuente has been Chairman of our Board since he joined Office Depot in December 1987. Until July 17, 2000, Mr. Fuente also served as Chief Executive Officer of the Company. He is a director of Ryder System, Inc., a publicly traded company, and Dick's Sporting Goods, a privately held company.

W. SCOTT HEDRICK (2)                                                     AGE: 55

     Mr. Hedrick has served as one of our directors since April 1991. From November 1986 until April 1991, he was a director of The Office Club, Inc., which has been our subsidiary since April 1991, when it was acquired by Office Depot. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director of Golden State Vintners, Inc. and Il Fornaio America Corp., both publicly traded companies.

IRWIN HELFORD                                                            AGE: 66

     Mr. Helford has been Vice Chairman of our Board since August 1998. From September 1984 until August 1998, when Viking merged with Office Depot, he served as Chairman of Viking's Board and

Chief Executive Officer of Viking. In September 1999, Mr. Helford retired from full-time employment with our Company. At that time, we entered into a part-time employment arrangement with him, which is described below. Since that date, Mr. Helford has served as Chairman Emeritus of our Viking subsidiary as well as an advisor to our businesses. Mr. Helford is also a director of Brady Corp., a publicly traded company and a director of Svoboda Collins, LLC, a privately held investment banking firm. He is a director and Chairman of the Parkinson's Institute and a trustee of the Michael J. Fox Foundation.

JAMES L. HESKETT (1)(3)                                                  AGE: 67

     Mr. Heskett has served as one of our directors since May 1996. Mr. Heskett has served on the faculty of the Harvard University Graduate School of Business Administration since 1965. He has taught courses in marketing, business logistics, the management of service operations, business policy and service management. He is also a director of First Security Services, Inc., and of Planetfeedback.com, Inc., both privately held companies.

MICHAEL J. MYERS (1)                                                     AGE: 60

     Mr. Myers has served as one of our directors since July 1987. He is the President and a director of First Century Partners Management Company, an advisor to private venture capital equity funds. He is also a director of Salomon Smith Barney Venture Corp., a wholly-owned subsidiary of Smith Barney Holdings, Inc., which acts as the managing general partner of two private venture capital equity funds. From 1976 until January 1992, he was President of Salomon Smith Barney Venture Corp., and also a Managing Director of Smith Barney, Harris Upham & Co., Inc. from approximately 1980 until 1992. Mr. Myers is a director of Encore Paper Company, Inc., Floral Plant Growers, L.L.C., HASCO Holdings Corp., RomaCorp, Inc. and Wisconsin Porcelain Company, Inc., all privately held companies.

M. BRUCE NELSON                                                          AGE: 56

     Mr. Nelson has been Chief Executive Officer of Office Depot, Inc. since July 17, 2000. Prior to that date, he served both as President of Office Depot International and as President and CEO of our subsidiary, Viking Office Products, Inc. He has been one of our directors since he joined us in August 1998. From January 1996 until August 1998, he served as President and Chief Operating Officer, and as a director of Viking. From July 1995 until January 1996, Mr. Nelson was Chief Operating Officer of Viking, and from January 1995 until July 1995, he was Executive Vice President of Viking. From 1990 until July 1994, Mr. Nelson was President and Chief Executive Officer of BT Office Products USA. He had previously worked for over 22 years at Boise Cascade Office Products in a number of executive positions.

FRANK P. SCRUGGS, JR. (1)                                                AGE: 49

     Mr. Scruggs has served as one of our directors since October 1996. Since May 1995, Mr. Scruggs has been an attorney and shareholder in the law firm of Greenberg Traurig LLP, Attorneys at Law, Fort Lauderdale, Florida. Greenberg Traurig provided us with legal services during 2000. Mr. Scruggs specializes in the representation of management in employment and governmental law matters. From January 1984 until April 1995, Mr. Scruggs was a partner in the law firm of Steel, Hector & Davis, Miami, Florida, other than during the period from January 1991 to July 1992, when he served as Secretary of Labor for the State of Florida. Mr. Scruggs is a director of Blue Cross and Blue Shield of Florida, a mutual insurance company.

PETER J. SOLOMON (3)                                                     AGE: 62

     Mr. Solomon has served as one of our directors since April 1990. He is Chairman and Chief Executive Officer of Peter J. Solomon Company Limited ("PJSC"), an investment banking firm. PJSC provided us with professional services in 2000. From 1985 to 1989, Mr. Solomon was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of Monroe Muffler/Brake, Inc., Baker, Fentress and Company, and Phillips-VanHeusen Corporation, all publicly traded companies.

DIRECTOR COMPENSATION

     For 2000, our Directors who are not employees of the Company were paid an annual stipend of $25,000 and received a fee of $2,500 for each Board meeting and $1,000 for each Committee meeting ($1,500 for the Committee Chair) attended by them. They also were reimbursed for expenses incurred in such attendance. Under our Long Term Equity Incentive Plan, the amount of options granted to our non-employee directors and the terms and provisions of these options are at the discretion of our Board's Compensation Committee. Non-employee Directors were awarded options to purchase 11,250 shares of our common stock in 2000, and it is anticipated that non-employee Directors will receive options to purchase 11,250 shares of Office Depot common stock in 2001 upon their election to the Board. Non-employee Directors are permitted to defer 100% of their compensation under the Officer Deferred Compensation Plan.

                                    * * * *

                            COMMITTEES OF OUR BOARD

     Our Board has established three standing committees -- Audit; Compensation; and Governance and Nominating. Our Board met nine times during fiscal 2000 and acted one time by unanimous written consent. All of our directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they serve. Information on our committees and the number of times they met is set forth below.

                                                                             FUNCTIONS             NUMBER OF MEETINGS OR ACTIONS
COMMITTEES                                   MEMBERSHIP                  (HIGHLIGHTS ONLY)              BY CONSENT IN 2000
---------------------------------  -------------------------------  ----------------------------  -------------------------------
Audit Committee(1)...............  Michael J. Myers, Chairman       1. Meets with internal and    Met eight (8) times during 2000
                                   Lee A. Ault III                     external auditors re
                                   James L. Heskett                    audit results
                                   Frank P. Scruggs, Jr.(2)         2. Recommends engagement of
                                                                       & ensures independence of
                                                                       outside audit firm
                                                                    3. Reviews effectiveness of
                                                                       internal controls
                                                                    4. Oversees compliance with
                                                                       Code of Ethical Conduct

Compensation Committee...........  W. Scott Hedrick, Chairman       1. Recommends to Board        Met eight (8) times and acted
                                   Neil R. Austrian                    salaries and incentive     one (1) time by unanimous
                                   Cynthia R. Cohen                    compensation of elected    written consent in 2000
                                                                       officers, as well as the
                                                                       compensation of our Board
                                                                       members.
                                                                    2. Reviews compensation of
                                                                       certain other principal
                                                                       management employees
                                                                    3. Administers employee
                                                                       benefit plans, including
                                                                       our Long Term Equity
                                                                       Incentive Plan
                                                                    4. Reviews management
                                                                       succession planning
Governance & Nominating
  Committee......................  James L. Heskett, Chairman       1. Reviews and makes          Met five (5) times and acted
                                   Cynthia R. Cohen                    recommendations to Board   twice (2 times) by unanimous
                                   Peter J. Solomon                    concerning the size and    written consent in 2000
                                                                       composition of our Board
                                                                       and its committees and
                                                                       the recruitment and
                                                                       selection of directors
                                                                    2. Nominates director
                                                                       candidates for election
                                                                       at Annual Meetings
                                                                    3. Reviews and makes recom-
                                                                       mendations to Board
                                                                       concerning corporate
                                                                       governance policies and
                                                                       practices
                                                                    4. Approves certain
                                                                       financial undertakings,
                                                                       including investments of
                                                                       our Company, between
                                                                       meetings of our full
                                                                       Board

---------------

(1) Our Board has reviewed and made the determinations required by the New York Stock Exchange and the United States Securities and Exchange Commission ("SEC") regarding the independence of, and the financial acumen of, the members of our Audit Committee. A report from our Audit Committee is set forth below, and a copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.
(2) With respect to Mr. Scruggs's membership on the Audit Committee, our Board has carefully considered the fact that we employ the services of Mr. Scruggs's law firm, Greenberg Traurig LLP, from time to time, and it has made the determination required by Rule 303 of the New York Stock Exchange that the relationship with Mr. Scruggs's law firm does not interfere with his exercise of independent judgment as a member of this Committee.

ITEM 2:   RATIFICATION OF OUR BOARD'S APPOINTMENT OF DELOITTE & TOUCHE LLP AS
                  OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001

INFORMATION ABOUT THE AUDITORS

     Our Board has reappointed the certified public accounting firm of Deloitte & Touche LLP as independent accountants to audit our consolidated financial statements for the fiscal year ending December 29, 2001. Deloitte & Touche LLP has audited our consolidated financial statements each year since 1990. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders. Although our Board already has designated Deloitte & Touche LLP as our auditors for 2001, we request the shareholders to confirm this appointment by our Board. Regardless of the vote of the shareholders, our Board's decision to appoint Deloitte & Touche LLP as our auditors for this year will not be changed, but our Board will consider the vote of our shareholders in selecting independent accountants to serve as our outside auditors in future years.

AUDIT FEES

     The aggregate fees billed by our independent accountants for professional services rendered in connection with (i) the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 30, 2000, and (ii) the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters, were approximately $1,110,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage our independent accountants to provide any professional services in connection with (i) operating or supervising the operation of, our information system or managing our local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

ALL OTHER FEES

     The aggregate fees for all other services rendered by our independent accountants for our most recent fiscal year were approximately $1,680,000. These fees include primarily work performed by the independent accountants with respect to domestic and international tax advice and other tax services.

     The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 ON YOUR PROXY CARD
                   -- RATIFICATION OF THE BOARD'S APPOINTMENT
    OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001

           ITEM 3: SHAREHOLDER PROPOSAL REGARDING "PERFORMANCE-BASED"
                                    OPTIONS

     We have received the following proposal from the State of Connecticut Retirement Plans & Trust Funds, holder of 114,500 shares of our stock. The text of this proposal is as follows:

     RESOLVED: That the shareholders of Office Depot (the "Company") urge the board of directors (the "Board") to adopt an executive compensation policy that provides that future stock option grants made to senior executive officers shall be performance-based. For the purposes of this resolution, a stock-option is performance-based if it more closely ties top executive compensation to the actual returns received by the company's shareowners. A premium-priced option, where the exercise price is set substantially above the market price on the grant date, is an example of a performance-based award. In contrast, the Company currently awards options with the exercise price equal to the market price on the date of grant.

     "SUPPORTING STATEMENT: As shareholders of the Company, we support compensation policies for senior executives that motivate executives to achieve long-term shareholder value.

     Stock option grants without performance-based elements can excessively compensate executives for stock increases due solely to a general stock market rise, rather than improved or superior company performance. The use of so-called option "mega-grants" (annual grants with a potential value of $10 million or more on grant date) allows executives to receive windfalls despite their failure to beat the market. In 1998 and 1999, for example, the board awarded mega-grants of 1.5 million shares each year to the then CEO David I. Fuente. Increases of just $1 in the share price would have raised the value of these grants by $3 million.

     Setting a low bar has led to sub-par performance. The Company's stock price has substantially lagged behind the S&P 500 Index and the S&P Retail Stores Composite Index over the last five years. Given this record, we believe it is particularly important that stock option grants be designed to encourage senior executives to achieve superior performance.

     In response to shareholder concern about the absence of strong performance-based forms of executive compensation, companies are increasingly adopting stock option plans that require links to performance. Companies such as Capital One, Mattel, Union Pacific, RCN Corp. and Level 3 Communications have adopted performance-based plans. According to Level 3's 1999 proxy statement, the company's "outperform stock option" program "aligns directly management's and stockholders' interests by basing stock option value on Level 3's ability to outperform the market."

     We realize that decisions to use performance-based awards raise some important strategic issues, and each company must evaluate which type of performance based option best meets the company's long term goals.

     In the end, we believe that the Board must balance its need to attract and retain talent with motivating top executives to create long-term shareholder value. To encourage senior executives to achieve superior performance, we believe premium-priced options or other performance-based options are a far more appropriate form of stock option compensation.

     For these reasons we urge shareholders to vote FOR this proposal."

                                    * * * *

         OFFICE DEPOT'S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     As a general proposition, we believe that our stock options already are performance-based, as they are issued at the market price on the date of grant and therefore gain value solely if the Company's stock price increases. The proposing stockholder disagrees with this position.

     OUR BOARD BELIEVES THAT THIS PROPOSAL IS NOT APPROPRIATE AT THIS TIME FOR OFFICE DEPOT, INC., NOR IS IT IN THE BEST INTERESTS OF OUR SHAREHOLDERS, FOR THE REASONS DESCRIBED BELOW.

     1. As is well known to all our shareholders, Office Depot finds itself in a turn-around situation at the present time. Our performance has been unsatisfactory to our Board and management for quite some time. To address this situation, our Board of Directors appointed Bruce Nelson as our new CEO in July 2000. The significance of this change and the appropriateness of affording Mr. Nelson an opportunity to turn around the performance of Office Depot should be carefully considered by our shareholders prior to invoking any requirements on the way in which our Board, Compensation Committee and our management address executive compensation plans.

     2. In order to attract qualified senior managers capable of turning around our situation, we need to be able to offer such persons attractive stock option packages, and we will be unable to offer sufficiently attractive option packages if premium pricing or industry indexing were mandated. Our outside compensation consultants, Wm. M. Mercer Consulting, Inc., have advised us recently that, based upon their extensive experience and research, only approximately 2% of other public companies utilize premium priced options, thus potentially exacerbating our problems in recruiting new senior executives if this resolution were to be adopted. In the alternative, if we were to utilize such a mechanism, the size of grants to newly recruited senior officers could increase proportionately, thereby resulting in further dilution. In short, such a provision could easily be self-defeating and not in the interests of the shareholders. Of course, the number of stock options granted to any of our executives lies in the discretion of Office Depot's Board Compensation Committee, which could elect not to increase grants proportionately, thereby reducing the dilution factor.

     3. A strong economy over the past several years, low unemployment at executive managerial levels and many other factors have resulted in a shortage of top-flight management talent in certain areas and positions. For example, Office Depot has been searching for over six (6) months for a new CFO, and we are advised by our recruiting consultants that there were approximately ninety (90) active searches for new CFO's in early 2001. We do not need to place any further obstacles in the way of attracting truly exceptional management talent to our company. This proposal unquestionably would place additional burdens on our ability to continue to obtain top flight management talent.

     4. We estimate that as of year-end 2000, over 85% of all stock options issued to Office Depot employees in the past were "under water." Our difficulties over the past several years have, in effect, already had the practical effect of requiring our senior executives to "perform" just to get back to the levels at which they received existing option grants. Since stock options extend deeply into our organization, this "under water" effect impacts many of our employees at many levels.

     5. We believe that this proposal, while undoubtedly well intentioned, is based upon past history rather than current reality at Office Depot. Our executives are compensated in three ways: base salary, bonuses and grants of stock options. In the past two years our executives have not earned regular performance based bonuses (although our Compensation and Board have elected, in some cases, to grant substantially smaller "discretionary" bonuses based upon individual contributions).

     6. In looking at our total compensation philosophy which we feel is very much performance-based, stock options are only one element of the total compensation package. In addition to equity grants, our managers' bonus programs are tied directly to stock performance, as EPS is a key element in whether our managers earn full bonus potential -- or indeed any bonus at all.

     7. We believe further that the proposal is too vague to provide any meaningful guidance to our Board and Compensation Committee. The proposal fails to adequately define what criteria make a grant "performance-based." Since our Compensation Committee and Board already believe that our stock option plan is performance-based, they could be left with a mandate to "fix" something they do not feel is broken.

     8. Current IRS and SEC regulations "define" stock options that are granted at current market price as being performance based. Section 162m, which requires compensation over $1 million to any executive to be performance-based in order to be deductible by the Company specifically recognizes that grants at market price qualify as performance-based compensation. SEC regulations under Section 16(b) also recognize that options granted at market price qualify for purposes of plan compliance.

     IN SUMMARY, we believe that while this proposal might have a salutary effect in some corporations and in other circumstances, it simply is inappropriate at this time at Office Depot. Indeed, given our current situation, there already is the strongest possible motivation for incumbent managers to exert maximum effort just to get their stock options back up to the prices at which they were granted originally and no further incentives are needed at this time. In addition, as our Company competes in the recruiting marketplace for new senior managers, it needs no obstacles to such recruiting in the form of premium-priced stock options which are otherwise granted by only a very small fraction of public companies.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                     VOTE AGAINST ITEM 3 ON YOUR PROXY CARD
                          -- THE SHAREHOLDER PROPOSAL.

                                STOCK OWNERSHIP

OUR LARGEST SHAREHOLDERS; OWNERSHIP BY OUR DIRECTORS AND EXECUTIVE OFFICERS

     We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the "beneficial" owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors and executive officers.

     Our information with respect to 5% or greater holders of our stock is based solely on our review of the Forms 13G described below, filed by such holders with the SEC. The table below also includes information on the stock ownership of each of our directors, our "Named Executive Officers" and all of our executive officers and directors as a group.

     Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

     OWNERSHIP TABLE -- ALL SHARES HELD ARE COMMON UNLESS OTHERWISE NOTED.

                                                                                        PERCENT OF
                                                                                       COMMON STOCK
                                                             NUMBER OF SHARES         OUTSTANDING(2)
NAME OF INDIVIDUAL OR GROUP                                BENEFICIALLY OWNED(1)    (*) = LESS THEN 1%
---------------------------                                ---------------------   --------------------
(5% OR GREATER HOLDERS)
Harris Associates LP
and Harris Associates, Inc.
(General Partner)(3)
  Two North LaSalle Street
  Chicago, IL 60602-3790.................................       27,948,542(3)              9.38%(3)

ESL Partners, L.P.(4)
ESL Institutional Partners, L.P.
ESL Investors, L.L.C
  One Lafayette Square
  Greenwich, CT 06830

And

ESL Limited(4)
  Hemisphere House
  9 Church Street
  Hamilton, Bermuda
  Filing as a Group......................................       22,497,300(4)              7.89%(4)

Massachusetts Financial Services Company(5)
  500 Boylston Street
  Boston, Massachusetts 02116............................       20,065,754(5)               6.8%(5)

                                                                                        PERCENT OF
                                                                                       COMMON STOCK
                                                             NUMBER OF SHARES         OUTSTANDING(2)
NAME OF INDIVIDUAL OR GROUP                                BENEFICIALLY OWNED(1)    (*) = LESS THEN 1%
---------------------------                                ---------------------   --------------------
(DIRECTORS & NAMED EXECUTIVE OFFICERS)
Lee A. Ault III..........................................          131,950                    *
Neil R. Austrian.........................................          247,022                    *
Charles E. Brown.........................................           81,000                    *
Cynthia R. Cohen.........................................           61,913                    *
David I. Fuente(6).......................................        4,660,203                    2%
Irwin Helford............................................        3,355,486                    1%
Robert J. Keller.........................................          146,671                    *
Thomas Kroeger...........................................          247,351                    *
M. Bruce Nelson..........................................          845,914                    *
Scott Hedrick (7)........................................          150,492                    *
James L. Heskett.........................................           42,250                    *
William Seltzer..........................................          938,149                    *
Frank P. Scruggs, Jr.....................................           29,500                    *
Peter J. Solomon.........................................          208,721                    *
All Executive Officers and Directors as a Group
  (Eighteen (18) Persons)................................       11,383,825                    4%

---------------

(1) Includes shares of common stock subject to options which are exercisable within 60 days of March 9, 2001. The number of options which are or will be exercisable within 60 days of March 9, 2001 for each person named in the table above and for our Executive Officers and Directors as a group is as follows:

     Lee A. Ault III -- 98,750; Neil R. Austrian -- 98,750; Charles E.
     Brown -- 65,000; Cynthia R. Cohen -- 59,831; David I. Fuente -- 4,006,069;
     Scott Hedrick -- 252,039; Irwin Helford -- 81,342; James L.
     Heskett -- 38,750; Thomas Kroeger -- 210,927; Robert J. Keller -- 86,667;
     M. Bruce Nelson -- 637,834; William Seltzer -- 846,252; Frank P. Scruggs, Jr. -- 27,250; Peter J. Solomon -- 66,875; All Executive Officers and Directors as a Group (Eighteen (18) Persons) -- 6,797,895.

(2) Based on 296,497,811 shares of common stock outstanding as of December 31, 2000. Shares subject to options exercisable within 60 days of March 8, 2001 are considered for the purpose of determining the option holder's percentage, but not for the purpose of computing the percentage held by others.

(3) Based solely upon our review of a Schedule 13G/A dated February 8, 2001. Of the 27,948,542 shares shown as beneficially owned by Harris Associates LP ("Harris"), Harris Associates, Inc. ("General Partner") has sole dispositive power with respect to 15,122,542 of such shares and shared dispositive power with respect to 12,826,000 of such shares. Harris's beneficial ownership is by reason of certain advisory and other relationships with persons who own the shares. Harris has been granted the power to vote shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of its business, by either providing information or advice to the persons having such power, or by exercising the power to vote the shares. In addition Harris serves as investment adviser to the Harris Associates Investment Trust (the "Trust"), and several of Harris's officers and directors are also officers and trustees of the Trust. Harris deems the shares owned by the Trust to be beneficially owned by Harris because of Harris's power to manage the Trust's investments.

(4) Based solely upon our review of a Schedule 13G/A dated February 14, 2001. Shares are owned by a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional") and ESL Investors, L.L.C., a Delaware limited liability company

    ("Investors"), herein collectively the "ESL Group." As of December 31, 2000, ESL was the record owner of 15,204,507 shares; Limited was the record owner of 3,400,999 shares; Institutional was the record owner of 421,513 shares and Investors was the record owner of 4,470,281 shares of the stock of the Company.

(5) Based solely upon our review of a Schedule 13G/A dated February 12, 2001. Of the 20,065,754 shares shown as beneficially owned by Massachusetts Financial Services Company ("MFS"), MFS has sole voting power with respect to 20,065,754 of such shares and sole dispositive power with respect to 20,265,194 of such shares.

(6) Includes 2,835 shares held of record by his spouse and 36,006 shares held of record by irrevocable trusts for his children and grandchildren. Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his stepdaughter and in trust for the benefit of his son, his stepdaughter and his grandchildren.

(7) Includes shares which may be acquired under options to purchase 200 shares of our stock purchased by Mr. Hedrick in the open market.

                             EXECUTIVE COMPENSATION

     The following table provides a summary of the cash compensation paid to:
(i) our Chief Executive Officer, (ii) the four other most highly compensated executive officers who were serving as executive officers of our Company at the end of fiscal 2000, and (iii) David I. Fuente, who served as CEO of the Company through July 17, 2000 (collectively referred to herein as the "Named Executive Officers") for services rendered during the 1998, 1999, and 2000 fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                      ---------------------------------------
                                                       ANNUAL COMPENSATION              AWARDS & PAYOUTS(1)
                                               ------------------------------------   ------------------------
                                                                          OTHER       RESTRICTED
                                                                          ANNUAL        STOCK       SECURITIES    ALL OTHER
                                                SALARY       BONUS     COMPENSATION     AWARDS      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR      ($)       ($)(2)        ($)(3)         ($)         OPTIONS#        (4)
---------------------------             ----   ---------   ---------   ------------   ----------    ----------   ------------
M. Bruce Nelson                         2000   1,000,000         -0-      85,247           -0-        650,000       274,827
  Chief Executive Officer               1999     630,032     150,000      28,290       840,625        240,000       105,128
                                        1998     600,028   1,554,000         -0-           -0-        202,500        11,969

William P. Seltzer                      2000     465,000      75,000      47,748           -0-         90,000       100,668
  EVP & Chief                           1999     440,000     100,000      52,500           -0-         52,500       104,005
  Information Officer                   1998     400,000     732,116      52,500           -0-         52,500        85,997

Charles E. Brown(5)                     2000     330,000     200,000      47,748           -0-         67,500         5,474
  SVP & Controller                      1999     300,000      62,500      41,640           -0-         37,500         5,499
                                        1998     153,846     350,000      34,302           -0-         60,000           -0-

Robert Keller                           2000     400,000      75,000      52,763           -0-        100,000        21,297
  President, Business                   1999     293,103      75,000      16,747       504,375        115,000           -0-
  Services Group                        1998     242,307     252,000      32,983           -0-         82,501           -0-

Thomas Kroeger                          2000     440,000      75,000      61,484       198,438         90,000        13,588
  EVP -- Human                          1999     419,615      75,000      56,374           -0-         52,500        14,038
  Resources                             1998     407,307     733,154      59,271           -0-         52,500         6,473

David I. Fuente                         2000     771,759         -0-     155,527           -0-        250,000       349,176(6)
  Chairman &                            1999   1,000,000         -0-     146,115           -0-      1,500,000       160,868
  Former CEO                            1998   1,000,000   2,033,846      54,695           -0-      1,500,000       160,485

---------------

1. There were no long term incentive plan payouts to any of the named officers in any of the years listed.

2. Of the amounts shown for Messrs. Seltzer, Keller, Kroeger, Brown and Fuente for 1998, half vested on December 31, 2000, if the executive was continuously employed as of such date. Of the 1998 amount shown for Mr. Nelson, $777,000 is subject to vesting on December 31, 2001.

3. Amounts for Named Executive Officers in various categories of Other Annual Compensation for 2000 are as set forth in the following table:

                                                                                                   EXECUTIVE
                                                               CAR      TAX PREP.   PERSONAL USE    MEDICAL
   EXECUTIVE                                                ALLOWANCE    & PLAN       OF PLANE       PLAN      ALL OTHER
   ---------                                                ---------   ---------   ------------   ---------   ---------
   Nelson.................................................   24,308       4,617        19,935       32,148       4,239
   Seltzer................................................   15,600         -0-           -0-       32,148         -0-
   Kroeger................................................   15,600       4,620           -0-       32,148       9,116
   Keller.................................................   15,600         -0-           777       32,148       4,239
   Brown..................................................   15,600         -0-           -0-       32,148         -0-
   Fuente.................................................   42,554      44,024        32,562       32,148       4,239

4. "All Other Compensation" amounts for 2000 were calculated as follows:

                                                                                             DC PLAN                SPLIT
                                                     MATCHING   DISCRETIONARY   DC PLAN   DISCRETIONARY   PROFIT   DOLLAR
   EXECUTIVE                                          401(K)       401(K)        MATCH        MATCH       SHARE     LIFE
   ---------                                         --------   -------------   -------   -------------   ------   -------
   Nelson(*).......................................     -0-          -0-           -0-          -0-       44,032   230,795
   Seltzer.........................................   2,550          -0-         4,842          -0-         -0-     93,276
   Kroeger.........................................   2,550          -0-           -0-          -0-         -0-     11,035
   Keller..........................................     -0-          -0-           -0-          -0-         -0-     21,297
   Brown...........................................     -0-          -0-           -0-          -0-         -0-      5,474
   Fuente..........................................   2,550          -0-         9,918          -0-         -0-    144,400

   DC Plan is the Senior Management Deferred Compensation Plan which shadows the Company's 401(k) plan. Split dollar life insurance represents premiums we paid under a split-dollar plan of life insurance for the benefit of our executives.

       * In addition to the other amounts shown for Mr. Nelson, in connection with the negotiation of a new employment agreement for Mr. Nelson in 2000, Mr. Nelson and our Company reached agreement on certain payments to be made to Mr. Nelson in lieu of a substantial cash payment to which Mr. Nelson otherwise would have been entitled in August 2000, relating back to the change in control of our subsidiary, Viking Office Products, Inc., when it was acquired by our Company in August 1998. This new employment agreement was entered into prior to Mr. Nelson's becoming our new CEO in July 2000. See the detailed discussion below under the heading "CEO Compensation, Retention Provisions."

5. Mr. Brown joined our Company in May 1998. Mr. Brown's bonus payment for 2001 includes retention bonus payment of $200,000.

6. Includes payment of $192,308 to Mr. Fuente for his service as a Director and Chairman of the Board after leaving the post of CEO on July 17, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to all options granted in fiscal 2000 to the Named Executive Officers.

                                             INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------------
                                                PERCENT OF
                                                   TOTAL
                                  NUMBER OF       OPTIONS
                                  SECURITIES    GRANTED TO     EXERCISE OR
                                  UNDERLYING     EMPLOYEES     BASE PRICE     GRANT     EXPIRATION      GRANT DATE
NAME                              OPTIONS(1)      IN YEAR       ($/SHARE)      DATE        DATE      PRESENT VALUE(2)
----                              ----------   -------------   -----------   --------   ----------   ----------------
Nelson..........................   100,000          1.00%        10.4688       1/6/00      1/6/10         525,510
                                   400,000          4.01%         7.1250       6/6/00      6/6/10       1,421,520
                                   150,000          1.50%         6.5000      7/24/00     7/24/10         479,325
Seltzer.........................    50,000          0.50%        10.4688       1/6/00      1/6/10         262,755
                                    40,000          0.40%         6.7188       8/3/00      8/3/10         132,124
Kroeger.........................    50,000          0.50%        10.4688       1/6/00      1/6/10         262,755
                                    40,000          0.40%         6.7188       8/3/00      8/3/10         132,124
Keller..........................    25,000          0.25%        10.4688       1/6/00      1/6/10         131,378
                                    25,000          0.25%         6.8750      6/12/00     6/12/10          85,728
                                    50,000          0.50%         6.7188       8/3/00      8/3/10         165,155
Brown...........................    37,500          0.38%        10.4688       1/6/00      1/6/10         197,066
                                    30,000          0.30%         6.7188       8/3/00      8/3/10          99,093
Fuente..........................   250,000          2.50%        10.4688       1/6/00      1/6/10         131,378

---------------

(1) Pursuant to the Company's Long Term Equity Plan, stock options are automatically adjusted to reflect any stock splits. None of the options were awarded with tandem stock appreciation rights. In order to prevent dilution or enlargement of rights under the options, in the event of a merger or any other reorganization, recapitalization, stock split, stock dividend, combinations of shares, merger, consolidation or other change in the Common stock, the number of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to specified limitations, advance the date on which an option shall become exercisable by the grantee.

(2) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted in 2000 by the Company to the persons listed above. Details on such calculations are available from the Company.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table shows you information about all options exercised in fiscal 2000 and the year-end value of unexercised options held by our Named Executive Officers.

                                                               NUMBER OF                           VALUE OF
                                                         SECURITIES UNDERLYING                   UNEXERCISED
                                                              UNEXERCISED                        IN-THE-MONEY
                                                               OPTIONS AT                         OPTIONS AT
                                                            FISCAL YEAR-END                    FISCAL YEAR-END
                       SHARES ACQUIRED    VALUE     --------------------------------   --------------------------------
                         ON EXERCISE     REALIZED           (#)EXERCISABLE/                    ($)EXERCISABLE/
        NAME                 (#)           ($)               UNEXERCISABLE                      UNEXERCISABLE
        ----           ---------------   --------   --------------------------------   --------------------------------
Nelson...............        -0-           -0-           604,501        1,091,501               -0-           89,070
Seltzer..............        -0-           -0-           828,752          145,000               -0-           15,000
Kroeger..............        -0-           -0-           193,427          170,000               -0-           15,000
Keller...............        -0-           -0-            63,333          264,168               -0-           24,220
Brown................        -0-           -0-            52,500          112,500               -0-           11,250
Fuente...............        -0-           -0-         3,922,736          250,000         1,663,148              -0-

                                CEO COMPENSATION

     Employment Agreement. Effective January 1, 2000, we entered into a new Employment Agreement with Bruce Nelson (the "Employment Agreement"), who was President of Office Depot International at that date, and who became our new CEO on July 17, 2000. Under the terms of this Employment Agreement, we have agreed to employ Mr. Nelson through at least December 31, 2004.

     Salary and Bonus. As of December 31, 2000, we pay Mr. Nelson a base salary of $1,000,000 per year, which is the same base salary we paid our former CEO. Mr. Nelson's salary is reviewed annually by our Compensation Committee and may be increased, but not decreased. For 2001, our Compensation Committee elected not to increase Mr. Nelson's salary. Mr. Nelson participates in our Designated Executive Incentive Plan ("Bonus Plan"). Under this Plan, annual performance targets are established for our CEO by our Compensation Committee. We intend these performance targets to qualify as incentive compensation under Section 162(m) of the Internal Revenue Code. Mr. Nelson's Bonus, if any, is primarily tied to earnings per shares of the Company.

     For 2000, Mr. Nelson did not receive any bonus because our Company did not meet the minimum EPS performance targets established by our Compensation Committee. He could have received 50% of his base salary for achieving the "minimum" level of performance, 70% of his base salary for achieving the "target" level of performance and 100% of his base salary for achieving the "maximum" level of performance.

     Retention Provisions. At the time of the 1998 merger between our Company and Viking Office Products, Mr. Nelson had a Change in Control Agreement as Chief Operating Officer of Viking, which was "triggered" by the merger and which would have entitled him to receive a change in control payment of approximately $5.3 million (the "CIC Payment"). To incentivize Mr. Nelson to remain with our

Company for a period of two years beyond the merger date, our Board asked Mr. Nelson to postpone the receipt of the CIC Payment until August 2000 and granted him the right to receive the full CIC Payment at that time. However, in early 2000, our Board negotiated a new Employment Agreement with Mr. Nelson, in order to induce him to remain with our Company beyond August 2000. Under provisions of his new Employment Agreement, Mr. Nelson received, in lieu of the CIC Payment he could have received in August of 2000, a deferred retention payment of $3.8 million which will vest only if Mr. Nelson remains an employee of our Company through December 31, 2002, subject to earlier vesting if there is a Change in Control of our Company, upon his death or disability or if he is terminated without cause or resigns for "good" reason -- all as defined in his new Employment Agreement. In addition, at the signing of the new Employment Agreement, Mr. Nelson received an option to acquire up to 400,000 shares of our stock at the market price on the date of grant. In addition, we entered into a new three-year extended Non-Compete Agreement with Mr. Nelson, described in more detail below.

     Non-Competition, Non-Solicitation and No-hire Agreement. At the time the new Employment Agreement was entered into, Mr. Nelson also entered into an agreement providing that he would not compete with our Company for a period of three years after leaving our Company rather than the one year to which he previously was obligated (the "Non-Compete Period"), and also providing that he would not solicit for employment or hire any of our employees for the duration of the Non-Compete Period nor would he solicit or induce away any of our customers during the Non-Compete Period. We paid Mr. Nelson $1.5 million as consideration for entering into this agreement.

     Stock Options. Our Compensation Committee (and our Board) provided Mr. Nelson with a one-time grant of 400,000 stock options at the time he entered into the new Employment Agreement. This option vests in full on December 31, 2002, provided Mr. Nelson remains with our Company through such date, and subject to earlier vesting in the event of a change in control of our Company, his death or disability, his termination without "Cause" or his resignation for "good reason." In addition, Mr. Nelson received 250,000 additional stock option grants during 2000, in the regular course of stock option grants to our executives.

     Change in Control Agreement. Mr. Nelson and our Company also entered into a new Change in Control Agreement, under the terms of which Mr. Nelson is entitled, upon a Change in Control of our Company, coupled with certain other events specified in the agreement, to a sum equal to three times the sum of his annual base salary at the time of the change in control plus his highest annual bonus during the period preceding the change in control, the continuation of his benefits for a period of three years and certain other benefits.

     Other Benefits. Mr. Nelson receives certain additional benefits under the terms of his Employment Agreement, including four (4) weeks paid vacation annually in accordance with our general policies for senior officers, reimbursement of business expenses and all other benefits, including insurance coverage, generally provided to our senior officers. In addition, our Company has made an investment in Mr. Nelson's personal residence in South Florida. Our subsidiary corporation, Viking, owned an interest in Mr. Nelson's residence in Los Angeles. Upon the sale of that property, Viking recovered its original investment of $1.3 million and also realized a gain of approximately $545,000. This total amount, approximately $1.85 million was "rolled over" by our Company as an investment in Mr. Nelson's new residence near our corporate headquarters in South Florida, and our Company now owns an investment of $1.85 million in Mr. Nelson's personal residence. Upon any sale of this residence, our Company is entitled to recover its initial investment and its proportionate share of any gain realized upon such a sale.

     Termination. If we terminate Mr. Nelson's employment without "Cause" or Mr. Nelson quits for a good reason, as defined in the Employment Agreement, then he is entitled to receive his base salary through the second anniversary of his termination date; a pro rata portion of his bonus; the vested and accrued amounts under his incentive plans, health and welfare plans, deferred compensation plans and other benefit plans; and insurance benefits for him and his family through the second anniversary of his termination date (to the extent he and his family participated in these benefits prior to the termination) and vesting of the deferral account and stock options referred to above.

CONTRACTUAL ARRANGEMENTS WITH OUR BOARD CHAIRMAN, DAVID I. FUENTE

     On July 17, 2000, our Board of Directors ended the Company's employment of Mr. Fuente as Chief Executive Officer of the Company and continued his tenure as Chairman of the Company's Board of Directors. Under the terms of an Agreement dated as of September 19, 2000, dealing with his severance as Chief Executive Officer and as an employee of our Company, Mr. Fuente's existing Employment Agreement was terminated. He also received a payment of $8,574,000, which was paid into a deferral account for him, of which amount $3.2 million was in consideration of his agreeing to an extended five-year covenant not to compete with Office Depot and not to solicit or hire away Office Depot employees. The balance of $5,374,000 represents a cash severance payment to Mr. Fuente, who served as our CEO for almost 13 years.

     Mr. Fuente also repurchased from the Company 150,000 shares of stock in PurchasePro.com, Inc., which he had sold to the Company in 1999 at a price of $350,000. The stock was reconveyed to Mr. Fuente at the same price Office Depot had originally paid to him for the stock. The original transaction had been premised on avoiding the appearance of any conflict of interest in Mr. Fuente's ownership of the stock while serving as CEO of Office Depot, which was determined by our Board to have been alleviated upon his no longer serving as our CEO.

     In addition, we agreed with Mr. Fuente to continue certain employee benefits to him for a period of 24 months, to continue health insurance benefits to him and to his spouse for life (in accordance with his former employment agreement), and also agreed to a schedule of time during which he may exercise his stock options. Mr. Fuente also agreed to forfeit approximately 1,500,000 stock options to which he was entitled under his former employment agreement. He also entered into a release of any and all claims and liabilities he might have against our Company arising out of his termination as CEO of our Company.

     We also entered into a separate Agreement to continue to pay to Mr. Fuente for serving as non-executive Chairman of our Board at his former rate of pay for the period ended December 31, 2000, and at the annual rate of $250,000 thereafter for as long as he serves as non-executive Chairman of our Board of Directors.

CONTRACTUAL ARRANGEMENT WITH OUR VICE-CHAIRMAN, IRWIN HELFORD

     Effective September 30, 1999, we entered into an Executive Part-Time Employment Agreement with the non-executive Vice Chairman of our Board, Irwin Helford, in connection with his retirement from his former duties as Chairman and Chief Executive Officer of our Viking Office Products subsidiary. This Agreement runs through September 30, 2002. Mr. Helford serves as a Senior Adviser to Office Depot and has agreed to devote reasonable time, efforts and attention to our business, in consideration of an annual payment which originally was $50,000 and which was increased in August 2000 to the annual rate of $200,000. From the effective date of the Agreement, Mr. Helford is no longer an officer of our Company, but he continues as Vice Chairman of our Board. In addition to the annual compensation paid to him, we also provide Mr. Helford with reimbursement of reasonable and necessary business expenses, health and life insurance coverages and continued participation in vesting under our Stock Option and Restricted Stock Plans. The Agreement also contains certain non-compete and non-solicitation of employee provisions. In addition to his duties under this Agreement, Mr. Helford serves as Chairman Emeritus of our Viking subsidiary.

EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS

     We have Employment Agreements with each of our other Named Executive Officers. Except as noted below, each of these "Executive Employment Agreements" is substantially similar to the others. Each provides that the executive will devote his full business time and attention to our Company's business and affairs.

     Salary. Each Executive Employment Agreement provides for a base salary which may be increased, but not reduced, and further provides that the executive will be entitled to participate in our bonus plan and other benefit plans. The base salaries as of December 31, 2000, of these executives were:

Mr. Seltzer...........................................  $465,000
Mr. Keller............................................  $450,000
Mr. Kroeger...........................................  $440,000
Mr. Brown.............................................  $330,000

By action of our Compensation Committee, these base salaries will remain the same for 2001.

     Term. By action taken by our Compensation Committee and ratified by our Board of Directors on February 17, 2000, all of these Executive Employment Agreements are one-year "evergreen" agreements, which automatically renew each year unless either party notifies the other at least six (6) months in advance of expiration that it does not wish the agreement to be extended for an additional year.

     Non-Competition and Confidentiality Agreements. The Executive Employment Agreements also contain confidentiality, non-compete and non-solicitation provisions.

     Change In Control Agreements. Our CEO and our other Named Executive Officers also are parties to Change in Control Employment Agreements ("CIC Agreements" ). The purpose of the CIC Agreements is to assure the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control ("CIC"). We have CIC Agreements with the following Named Executive Officers:

NAME                                                    TITLE                  DATE OF CIC AGREEMENT
----                                                    -----                  ---------------------
M. Bruce Nelson*......................  Chief Executive Officer                January 2000
William Seltzer.......................  EVP, Information Systems               September 1996
Robert J. Keller......................  President, BSG                         June 1999
Thomas Kroeger........................  EVP, Organizations & People            July 1997
Charles E. Brown......................  SVP & Controller                       May 1998

---------------

* See discussion above under the heading "CEO Compensation" regarding contractual arrangements with our CEO, Mr. Nelson

     In the event of a CIC, each of these executives will be entitled to certain employment rights, including:

        (i) a minimum annual base salary and bonus;

        (ii) participation rights in our incentive, savings, retirement and welfare benefit plans; and

        (iii) certain payments and other benefits upon termination of employment.

                                    * * * *

COMPENSATION COMMITTEE REPORT ON 2000 EXECUTIVE COMPENSATION

     The following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference.

WHAT IS OUR PHILOSOPHY OF EXECUTIVE COMPENSATION?

     Our compensation philosophy is to design and implement compensation practices that motivate employees to enhance shareholder value. Our compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the achievement of specific pre-determined goals and objectives, primarily through the use of "at risk" compensation strategies. Our compensation program for executive officers consists of three main components:

          (i) competitive base salaries,

          (ii) annual cash incentives based on our overall Company performance under our bonus plans and

          (iii) stock option awards intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests.

     The second and third components constitute "at risk" or "performance based" elements of each executive's total compensation.

     Base Salary. Our Compensation Committee determines base salaries for executive officers utilizing market survey data which focuses on other high performance and specialty retail companies. A number of the companies included in the comparison base are included in the S&P Retail Stores Composite and in the S&P 500. The Committee considers the median level of the executive market for comparably sized companies within these surveys in determining executive base pay levels.

     Salary Adjustments in 2000. The 2000 base salary for Bruce Nelson, who became our Chief Executive Officer on July 17, 2000, increased by $100,000 over his base salary immediately prior to his promotion to CEO. Salaries for our four other Named Executive Officers, Messrs. Seltzer, Kroeger, Keller and Brown, as a group rose in the aggregate in 2000 by $225,000 or 15.98% over their 1999 base salaries. These increases in salaries for the four other Named Executive Officers position these executives competitively with their respective peer groups and reflect the increase in responsibilities consistent with our growth and in some cases with promotions afforded to these individuals. By contrast, our Named Executive Officer group (excluding departed executives) in 2000 was paid $1,685,000 in the aggregate, or approximately 19.20% less than the $2,085,513 paid to our Named Executive Officer group in 1999 (which consisted in certain cases of different individuals).

     Salaries for our Chief Executive Officer, our four other Named Executive Officers and all our Executive Vice Presidents, as a group, have been "frozen" for 2001, and so no increases in salaries are contemplated during 2001 for these persons. This decision is reflective of base pay level comparison to market; the Company's overall performance during 2000; and increased emphasis on the need to improve and sustain profit growth which will be rewarded through annual and long term incentive components. This more closely aligns the executives interests with the interests of the stockholders of the Company.

     Annual Bonus. The bonus compensation of our executive officers is determined pursuant to our bonus plans, which provide for cash awards to eligible participants, based upon objectives determined each year. Executive officers are eligible to participate in either our Management Incentive Plan (our "Management Plan") or our Designated Executive Incentive Plan (our "Executive Plan" and, together with the Management Plan, our "Bonus Plans"). Eligible participants under our Management Plan have generally been salaried employees, including executive officers, who have been in our employ through the end of the related fiscal year. Under the Executive Plan, eligible participants are defined to include those key employees who have been identified by our Board. Executive Officers who participate in the Executive Plan cannot participate in the Management Plan. The objective of both plans is to enhance shareholder value by rewarding employees for the attainment of financial objectives and, in the case of the Management Plan, for the attainment of specific individual goals linked to specified strategic elements of the business. By extending annual bonuses deep into the organization, we seek to motivate all managerial employees to help achieve our profit objectives and other key strategic initiatives.

     Awards under our Bonus Plans are expressed as a percentage of base salary earnings. These awards to executive officers are a function of the participant's level of responsibility and our financial performance for the year. Awards to other management employees under our Management Plan are also based on achievement of individual performance objectives. We have reserved the discretionary power under our Bonus Plans to defer payment to prevent a participant's includible compensation from exceeding the $1 million limit under
Section 162(m) of the Code for any given year.

     Under our Management Plan, performance is measured in connection with attainment of specific financial objectives (including earnings per share) and may also be based on individual goals, where appropriate, that are established by the participant and his or her immediate supervisor. Under the Executive Plan, performance is measured only in connection with attainment of specific objectives based on one or more of the following five measurements of our performance: pre-tax earnings, net earnings, earnings per share, return on net assets and return on equity. The Bonus Plan allows our Compensation Committee to adjust these measurements for merger costs as presented in our audited financial statements. Our Compensation Committee approves the goals of and awards to our Chief Executive Officer, our Presidents, and our executive officers under our Bonus Plans. This emphasis on "at risk" compensation is consistent with our compensation philosophy and supports continued creation of shareholder value.

     Incentive Awards in 2000. For 2000, potential incentive awards to our executive officers were based on earnings per share and return on net assets objectives as approved by the Compensation Committee. The incentive opportunities for our executive officers pursuant to our Bonus Plans were calculated as a percentage of base salary earnings, with a minimum award if our diluted earnings per share for 2000 equaled $0.82 exclusive of merger costs and a maximum award payable if our diluted earnings per share for 2000 equaled or exceeded $.95 (exclusive of one-time charges and credits). Incentive opportunities for certain eligible participants approved by the Compensation Committee are equal to twice the maximum award if our earnings per share meet the goals established by the Compensation Committee.

     Actual 2000 diluted earnings per share were $0.70 exclusive of one time charges and credits ($0.16 inclusive of one-time charges and credits) compared to actual 1999 earnings per share of $0.86 exclusive of one-time charges and credits ($0.69 inclusive of one-time charges and credits). In measuring the 2000 achievement of goals and whether they qualify for bonus incentive awards, the Committee and our Board took into consideration the effects of one-time charges and credits.

     Since our Company did not achieve the level of earnings per share performance called for by our Compensation Committee in setting goals for 2000, our Committee and our CEO agreed that he would not receive any bonus award for 2000. However, we did review the individual performances of our other senior officers and decided to make discretionary awards to our Executive Vice Presidents, which reflect the individual accomplishments of our executives but which are substantially smaller than would have been realized if the Company had met all of its objectives. In some cases senior officers received larger bonuses as a retention vehicle to ensure that they remain with our Company for a specified period of time. The bonuses paid to our executives are totally discretionary, of course, and our Compensation Committee carefully considered both the granting of any bonus compensation and the size of such compensation in light of all the circumstances, including in particular the desire to "recalibrate" our expectations as a company in light of our restructuring activities and the need to motivate our senior executives to carry out the Company's programs for revitalizing its businesses.

     Stock Based Incentive Program -- Stock Options. The objective of stock option awards is to motivate grantees to maximize our long-term growth and profitability. Grantees can recognize value from options granted only if our stock price increases after the date on which such options are granted, because the exercise price of options granted must at least equal the fair market value of our stock on the date of grant. The award of options thus aligns the long-range interests of the grantees with those of our shareholders. Grants of options are generally made annually. The Compensation Committee determined the grant levels for grants to our Chief Executive Officer and our other executive officers after taking into consideration prior year's grants, the organizational impact of the participant and the level of emphasis we placed on participant retention. Stock option awards below the executive officer level are a function of position within the organization.

     In granting stock options in 2000, the Compensation Committee was mindful of the fact that our stock price has deteriorated over time, such that by the end of our fiscal year 2000, over 85% of our stock options outstanding to all employees participating in our stock option program were "under water." That is, the exercise price of the stock option was higher than the market price. While mindful that the stock price deterioration arguably is attributable to the failure of our Company's management team to increase stockholder value, our Committee also notes that not everyone who participates in the stock option program can be said to have failed to perform his or her duties. Moreover, we have already dealt with certain performance issues by making significant changes at the top of our management ranks. As a result, we believe that it remains important in keeping our Company competitive for top management talent, that our stock option program remain viable by granting sufficient numbers of new stock options to keep our valued management talent incentivized and motivated to continue with our Company and to excel in future performance.

     Our Committee has carefully considered a proposal that it grant stock options at a "premium" to market. While such a measure may have a salutary effect in some companies, our Committee has considered all the arguments in favor of this proposal and against it and is convinced that it would be counter-productive to impose such a requirement at Office Depot at this time. Mindful that as of year-end 2000, more than 85% our existing stock options were "under water," our Committee believes that it is important for our managers to realize benefits from their awards of stock options sooner rather than later as a reinforcement of the work they are undertaking to revitalize Office Depot. At this moment in the life of our Company, the Committee feels strongly that its stock option program should be continued under the same terms and conditions as in the past.

     Based on the Black-Scholes option-pricing model, the present value at date of grant of Mr. Nelson's 2000 stock options represented 44.63% of his total 2000 compensation. Since Mr. Nelson did not receive any bonus for 2000, the total "at risk" portion of his compensation (consisting of stock options plus the portion of any annual bonus requiring vesting) also represented 44.63% of his total compensation in 2000.

     Stock option awards granted to our other Named Executive Officers for 2000 represented 34.43% of their total 2000 compensation. The total "at risk" portion, annual bonus and stock options for our other Named Executive Officers represented 39.69% of their total 2000 compensation.

     Deferred Compensation Plan. Our executive officers and other key employees are permitted to defer up to 25% of their base salaries and up to 100% of their bonuses under the Office Depot, Inc. Officer Deferred Compensation Plan. Deferrals may generally be made for any period of time selected by the executive, but we have the right to further defer payouts under the plan in order to avoid exceeding the $1 million limit on executive compensation under
Section 162(m) of the Code. Although the plan allows us to make additional matching deferrals and incentive contributions at our discretion, no such contributions were made under the plan for 2000 and no such contributions are contemplated for 2001.

     Split Dollar Life Insurance. Effective April 1995, we gave certain of our executive officers the opportunity to purchase whole life insurance policies, with the premiums paid by us. If our assumptions regarding mortality, dividends and other factors are realized, we will recover all of our payments for premiums either from death benefits or from the executive, if the policy is transferred to the executive. Among current senior executives, Messrs. Nelson, Seltzer, Keller, Kroeger and Brown are beneficiaries of this program.

     Senior Management Deferred Compensation Plan. We have implemented the Senior Management Deferred Compensation Plan (a non-qualified retirement savings plan) to provide our executive officers and other management and sales executives the opportunity to defer retirement savings in addition to those amounts which may be deferred under the Office Depot Retirement Savings Plan (401(k)). The Senior Management Deferred Compensation Plan allows us to supplement our matching contributions, which are limited under the Office Depot Retirement Savings Plan (401(k)) pursuant to provisions of the Internal Revenue Code.

     Philosophy of Compensation of the Chief Executive Officer. In 2000 we entered into a new Employment Agreement with Mr. Nelson. The Agreement raised Mr. Nelson's base salary upon his becoming our CEO, to the maximum deductible amount under Section 162(m) of the Internal Revenue Code. Salary survey work performed for us by a reputable outside consultant indicated that Mr. Nelson's base salary is competitive with the salaries paid to similarly situated executives at other similarly sized companies and is not excessive. In lieu of a larger base salary payment (a portion of which would be non-deductible for income tax purposes) to Mr. Nelson, the Compensation Committee and Board of Directors elected to award Mr. Nelson a grant of stock options, thereby closely aligning his interests with those of our shareholders. The Committee feels that Mr. Nelson's compensation, including base salary, bonus payments and stock option grants, is properly oriented towards risk-based, incentive compensation and that the combination of base salary and incentive compensation is competitive. In the new Employment Agreement entered into with Mr. Nelson before he became our CEO, certain benefits were provided to him as well, in order to retain his services for the Company rather than having him take a large Change in Control payment to which he first became entitled in August of 1998 when Viking merged with our Company. See discussion above under the heading "CEO Compensation."

     Section 162(m) and Deductibility Limits under the Internal Revenue
Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to our Named Executive Officers. As discussed in detail, we have structured portions of our executive officers' compensation (those portions currently being stock option grants and annual bonus) in a manner intended to comply with Section 162(m). The Compensation Committee intends to continue to take actions, including seeking shareholder approval, to ensure that our executive compensation programs meet such requirements, except in those cases where the Compensation Committee believes our shareholder interests are best served by retaining flexibility of approach. In some cases, it may not be possible to keep a given person's compensation under the Section 162(m) limit in a particular year, but that remains always the goal of this Committee.

                                          Report of Compensation Committee

                                          W. Scott Hedrick, Chairman
                                          Cynthia R. Cohen, Member
                                          Neil R. Austrian, Member

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Office Depot Board of Directors (the "Committee") is comprised of four independent directors. The responsibilities of the Committee are set forth in its written charter (the "Charter"), which has been adopted by our Board of Directors (the "Board"). The Charter of our Audit Committee is attached as APPENDIX A to this Proxy Statement.

     The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company's independent auditors, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters.

     During fiscal year 2000, this Committee met eight times, four times in person and four times by telephonic communication prior to the release of quarterly earnings information. The Company's senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting held in person, this Committee conducted a private session with the internal and independent auditors, without the presence of management.

     The management of the Company is responsible for the preparation and integrity of financial information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles and upon the Company's independent auditors to review (in the case of quarterly financial statements) or audit (in the case of our annual financial statements), as applicable, such financial statements in accordance with generally accepted auditing standards.

     We have reviewed and discussed with senior management the Company's audited financial statements for the fiscal year ended December 30, 2000, included in the Company's 2000 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

     In discharging our oversight responsibility for the audit process, we have discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and
(vi) any difficulties encountered in performing the audit.

     We have obtained from Deloitte a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company which in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

     Based upon the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company's management and audited by its independent auditors be included in the Company's 2000 Annual Report to Stockholders, and that such financial statements also be included in the Company's Annual Report on Form 10-K, for filing with the United States Securities & Exchange Commission. The Committee also has recommended to the Board the reappointment of Deloitte as the

Company's outside accounting and audit firm for 2001, and the Board has concurred in such recommendation.

     As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent auditors. In giving our recommendations to the Board, we have relied on (i) management's representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                    Presented by the members of the Audit
                                    Committee:

                                    Michael J. Myers, Chairman
                                    Lee A. Ault, III, Member
                                    James L. Heskett, Member
                                    Frank P Scruggs, Jr., Member

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their holdings and transactions of Office Depot common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that each of our officers and directors complied with all Section 16(a) filing requirements applicable to them during fiscal 2000, except as follows:

     Michael J. Myers, a director, filed a Form 4 late, in order to correct a mathematical error in a timely filed Form 4.

                              COPIES OF FORM 10-K

     WE WILL PROVIDE A COPY OF OUR ANNUAL REPORT ON FORM 10-K, WHICH INCLUDES OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO OUR FINANCIAL STATEMENTS TO ANY SHAREHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO THE VICE PRESIDENT, INVESTOR RELATIONS & PUBLIC RELATIONS AT OUR CORPORATE OFFICES, 2200 OLD GERMANTOWN ROAD, DELRAY BEACH, FL 33445.

                           2002 SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented for consideration at the 2002 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Secretary at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445, on or before November 30, 2001. Shareholder proposals to be brought before the 2002 Annual Meeting but not included in the Proxy will be considered untimely after December 31, 2001, and the proxies we solicit for next year's Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting. Notice of any shareholder proposal must include various matters, including a clear and concise description of the proposal.

                            COMMON STOCK PERFORMANCE

     The graph shown below compares the cumulative total shareholder return on our common stock since December 31, 1995 with the S&P 500 Index and the S&P Retail Stores Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG OFFICE DEPOT, INC., THE S&P 500 INDEX
                   AND THE S&P RETAIL STORES COMPOSITE INDEX

                                                                                                           S & P RETAIL STORES
                                                   OFFICE DEPOT, INC.               S & P 500                   COMPOSITE
                                                   ------------------               ---------              -------------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                     91.08                      122.96                      117.83
12/97                                                    121.97                      163.98                      170.44
12/98                                                    188.85                      210.84                      274.97
12/99                                                     84.08                      255.22                      333.18
12/00                                                     54.46                      231.98                      280.12

---------------

* $100 INVESTED ON 12/31/95 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                 OTHER MATTERS

     It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named as representatives in the accompanying proxy card to vote in accordance with the recommendation of our Board of Directors.

                                   APPENDIX A

              CHARTER OF THE AUDIT COMMITTEE OF OFFICE DEPOT, INC.

     THE FOLLOWING CHARTER FOR THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS HAS BEEN DULY ADOPTED BY RESOLUTIONS OF THE COMMITTEE AND OF THE FULL BOARD OF DIRECTORS OF THE COMPANY:

                            AUDIT COMMITTEE CHARTER
                                       OF
                               OFFICE DEPOT, INC.

     The Audit Committee is a Committee of the Board of Directors of Office Depot, Inc. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

     The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange. Audit Committee members and the Committee Chairman shall be designated by the full Board of Directors upon the recommendation of the Nominating Committee of the Board. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

QUALIFICATIONS OF AUDIT COMMITTEE MEMBERS

     Members of the Audit Committee must comply with the requirements of Rule
303.01 of the New York Stock Exchange. The Committee must consist of at least three (3) directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Each member of the Audit Committee is required to be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, and the Board shall make a specific finding at the time it appoints a director to the Audit Committee that the person so appointed is financially literate. At least one member of the Audit Committee must have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment, and the Board shall make a specific finding that at least one member of the Audit Committee meets such qualification at the time it appoints members to the Committee. Committee members may enhance their familiarity with finance and accounting practices and terminology by participating in educational programs conducted by the Corporation or an outside consultant.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

     A director (i) who is a partner, controlling shareholder or executive officer of an organization that has a business relationship with the Company, or
(ii) who has a direct business relationship with the Company (e.g. a consultant to the Company) may serve on the Audit Committee if the Board of Directors determines in its exercise of business judgment that the relationship does not interfere with the director's exercise of independent judgment, and the Board of Directors shall so determine and make a specific finding to such effect at the time it appoints any such person to the Audit Committee.

CROSS DIRECTORSHIP PROHIBITIONS

     A director of the Company who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Audit Committee of the Company.

PROHIBITION ON EMPLOYEES OF THE COMPANY SERVING ON THE AUDIT COMMITTEE

     No director who is an employee of the Company or any of its affiliates, or who has been an employee of the Company or any of its affiliates during the three year period prior to his or her proposed appointment to the Audit Committee, may serve as a member of the Audit Committee.

ACCOUNTABILITY OF OUTSIDE AUDIT FIRM TO THE BOARD AND THE AUDIT COMMITTEE

     The outside audit firm serving the Company is ultimately accountable to the Board of Directors of the Company and to its Audit Committee, rather than to the management of the Company, and the Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

ENSURING INDEPENDENCE OF THE OUTSIDE AUDIT FIRM

     The Audit Committee of the Company is responsible for ensuring that the outside audit firm submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company. The Audit Committee also is responsible for actively engaging in a dialog with the outside auditor with respect to any undisclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence from the Company.

SCOPE OF AUDIT COMMITTEE'S RESPONSIBILITIES AND HOW IT CARRIES OUT THOSE RESPONSIBILITIES

     The following paragraphs set forth the scope of the Audit Committee's responsibilities and how it carries out those responsibilities. In meeting its responsibilities, the Audit Committee is expected to:

 1. Provide an open avenue of communication among the internal auditors, the independent accountant, and the Board of Directors.

 2. Review the Committee's charter annually and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors.

 3. Recommend to the Board of Directors the independent accountants to be engaged by the Company, review with management the audit fees of the independent accountants, review with management the non-audit services provided by the independent accountants, review and evaluate the performance of the independent accounts and review with the full Board of Directors any proposed discharge of the independent accountants.

 4. Review and concur in the appointment, replacement, reassignment, or dismissal of the vice president of internal audit services.

 5. Review and assure the independence of the internal audit services and the independent accountants, including a review of management consulting services and related fees provided by the independent accountants. Ensure that the independent accountants shall, at least annually, submit a written statement delineating all relationships between such firm of independent accountants and the

    Company. The Committee is responsible for actively engaging in a dialog with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accounts and for recommending to the full Board of Directors any appropriate action in response to the independent accountants' report to satisfy the Company of the independence of such accountants.

 6. Inquire of management, the vice president of internal audit services, and the independent accountants about significant risks or exposures facing the Company, assess the steps management has taken or proposes to take to minimize such risk to the Company and periodically review compliance with such steps.

 7. Review with the independent accountants, the controller of the Company and the vice president of internal audit services, the audit scope and plan of the internal auditors and the independent accountants.

 8. Consider with management the rationale for employing audit firms other than the principal independent accountants.

 9. Review with the controller, the vice president of internal audit services and the independent accountants the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10. Review with the independent accountants and the vice president of internal audit services:

     - The adequacy of the Company's internal controls including computerized information system controls and security.

     - Any related significant findings and recommendations of the independent accountants and internal audit services together with management's responses thereto.

11. Review with management and the independent accountants at the completion of the annual audit of the Company's financial statements:

     - The Company's annual financial statements and related footnotes.

     - The independent accountants' audit of the financial statements and the accountants' report thereon.

     - The independent accountants' judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

     - Any significant changes required in the independent accountants' audit plan.

     - Any serious difficulties or disputes with management encountered during the course of the audit. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

     - Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

12. Review with management and the vice president of internal audit services:

     - Significant findings during the year and management's responses thereto.

     - Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

     - Any changes required in the planned scope of their plan.

     - The internal audit services department's budget and staffing.

     - The internal audit services department's charter.

     - Internal auditing's compliance with the IIA's Standards for the Professional Practice of Internal Auditing (Standards).

13. Review with management, the independent accountants, and the vice president of internal audit services the interim annual financial report before it is filed with the SEC or other regulators.

14. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

15. Review with the vice president of internal audit services, the independent accountant and the Company's General Counsel, the results of their review of the Company's monitoring compliance with the Company's code of conduct.

16. Review with the General Counsel, the vice president of internal audit services and the independent accountants, legal and regulatory matters that, in the opinion of management, may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

17. Meet with the vice president of internal audit services, the independent accountants, and management in separate executive sessions to discuss matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

18. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

19. The Committee shall meet at least four times per year, or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

20. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

21. Create an agenda for the ensuing year or review and approve the agenda submitted by the vice president of internal audit services.

22. Oversee preparation of an annual report of the Committee as required by the rules of the Securities and Exchange Commission and the annual certification required by the New York Stock Exchange, and when required by SEC rules, include in the annual Proxy Statement for the Company a report of the Committee in accordance with the Proxy Rules promulgated by the SEC.

     The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

     It shall be sufficient in discharging its responsibilities set forth in this Charter that the Audit Committee and its members meet at least quarterly and make reasonable inquiry of management, the outside independent accountants, the vice president of internal audit services, the Company's Controller and its General Counsel with respect to the matters set forth herein. The Audit Committee and its members shall be entitled to rely upon the information and reports provided to them by such persons in the absence of clear and convincing evidence that such information and reports are unreliable.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct any audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. It further is not the responsibility of the Audit Committee to resolve any disputes between management and the independent accountants or to ensure compliance by the Company with laws or regulations or the Company's corporate policies, but the Committee shall have the power and right to require that management of the Company and the independent provide to it such certifications and evidence of compliance as the Committee shall determine to require in its sole discretion.

                                   APPENDIX B

                                   PROXY CARD

                               OFFICE DEPOT, INC.
                            2200 OLD GERMANTOWN ROAD
                             DELRAY BEACH, FL 33445

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Brian D. Dan, Merry E. Lindberg and Anne Zuckerman as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on March 9, 2001, at the annual meeting of shareholders to be held on April 26, 2001 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AND "AGAINST" PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 AND "AGAINST" ON PROPOSAL 3.

ITEM 1 - Election Of Directors

  [ ] FOR all of the nominees listed        [ ] WITHHOLD AUTHORITY
      below (except as marked in the space      to vote for all of the nominees
      provided below)                           listed below

     Lee A. Ault III, Neil R. Austrian, Cynthia R. Cohen, David I. Fuente,
W. Scott Hedrick, Irwin Helford, James L. Heskett, Michael J. Myers, M. Bruce Nelson, Peter J. Solomon and Frank P. Scruggs, Jr.

     (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list above.)

ITEM 2 - Proposal to Ratify Appointment of Deloitte & Touche LLP as Independent Public Accountants

                  [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

ITEM 3 - Shareholder Proposal Regarding "Performance Based" Stock Options

                  [ ] FOR           [ ] AGAINST               [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting unless you indicate that you withhold such authority by so indicating below.

By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park,
New Jersey and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. Please disregard if you have previously provided your consent decision. [ ]

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


------------------------------------------------
         Signature


------------------------------------------------
      Signature if held jointly


DATED ___________________________________, 2001

                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. Call toll-free 1-800-840-1208 on Touch-Tone telephone and follow the instruction on the reverse side. There is NO CHARGE to you for this call.

                                       OR

2. Vote by Internet at our Internet Address: http://www.proxyvoting.com/odp
                                             ------------------------------

                                       OR

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. IMPORTANT! IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD BY MAIL!!

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.

                                   PLEASE VOTE

                      VOTE BY INTERNET OR TELEPHONE OR MAIL

24 Hours a Day, 7 Days a Week

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


     INTERNET                                          TELEPHONE                                MAIL
http://www.proxyvoting.com/odp                      1-800-840-1208
------------------------------
Use the Internet to vote your                Use any touch-tone telephone to             Mark, sign and date
proxy.  Have your proxy card in              vote your proxy.  Have your proxy             your proxy card
hand when you access the web          OR     card in hand when you call.  You will  OR           and
site.  You will be prompted to enter         be prompted to enter your control            return it in the
your control number, located in              number, located in the box below,          enclosed postage-paid
the box below, to create and                 and then follow the directions given.            envelope.
submit an electronic ballot.


               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.proxyvoting.com/odp http://www.proxyvoting.com/odp

SEE THE LINKS TO THE LEFT.